Exhibit 99.1

Willdan Announces New Board Member

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (Nasdaq: WLDN) announced today that the Company’s Board of Directors has elected Wanda Reder to the Board, effective December 6, 2021. Ms. Reder has also been appointed to serve on the Nominating and Corporate Governance Committee and the Compensation Committee. With the addition of Ms. Reder, the Willdan Board will expand to ten members total, nine of whom will be independent.

“We are very happy to have such a knowledgeable and well-respected engineer as a member of our Board,” said Tom Brisbin, Willdan’s CEO and Chairman. “Wanda is recognized throughout the U.S., has deep relationships with utilities, and has served in leadership positions with several large professional organizations.”

Wanda Reder Biography:

Ms. Reder has served since 2018 as President and Chief Executive Officer of Grid-X Partners, LLC, a provider of management consulting services for utility companies. Ms. Reder previously spent 14 years, from 2004 to 2018, at S&C Electric Company, a global provider of equipment and services for electric power systems, ultimately serving as Chief Strategy Officer. Prior to that, Ms. Reder served from 2003 to 2004 as the Vice President of Asset Management and from 2001 to 2003 as the Vice President of Engineering & System Planning of Exelon Energy Delivery, a subsidiary of Exelon Corporation, a national energy provider. Additionally, from 2000 to 2001, and in 2004, she was the Vice President, Energy Sector of Davies Consulting, Inc., a management consulting firm in the energy and pharmaceutical sectors. She currently serves as the Chair of the Electricity Advisory Committee of the U.S. Department of Energy, on the Finance Committee of the National Academy of Engineering, and on the board of directors and the Strategy Committee of TechPro Power Group Inc., a provider of electrical, instrumentation, and control testing. Ms. Reder is also a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers (IEEE). Ms. Reder received a B.S. in Engineering in 1986 from South Dakota State University and an M.B.A. in 1990 from the University of St. Thomas.

About Willdan

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com. Follow Willdan on LinkedIn, Facebook, and Twitter.

Forward-Looking Statements

Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact

Al Kaschalk
VP Investor Relations
310-922-5643
akaschalk@willdan.com